Exhibit 99.1

Wrigley Completes Merger with Mars

CHICAGO, IL – October 6, 2008 – Wm. Wrigley Jr. Company (NYSE: WWY) announced today that it completed its merger transaction with Mars, Incorporated. As a result, Wrigley will become a subsidiary of privately held Mars, Incorporated. Under the terms of the agreement, Wrigley stockholders will be entitled to receive $80.00 in cash, without interest and less any applicable withholding tax, for each share of Common Stock and Class B Common Stock. The agreement was announced on April 28, 2008 and overwhelmingly approved at a special meeting of Wrigley stockholders held on September 25, 2008.

Wrigley common stock will cease trading on The New York Stock Exchange and the Chicago Stock Exchange at the close of the market today and will be delisted.

Holders of Wrigley stock certificates will receive an exchange package – with instructions concerning how to deliver their shares for payment – from the Company’s exchange agent, Computershare. Stockholders who hold their shares in “street name” will receive information from their banks or brokers, who will handle the exchange of their shares directly. Wrigley stockholders with questions can call:

Computershare	1-888-985-2064 (US/Canada/Puerto Rico Toll Free)
1-312-499-7076 (Outside US/Canada/Puerto Rico)

Wrigley Company	1-800-874-0474
Stockholder Relations

About Wrigley

Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company has global sales of $5.4 billion and distributes its world-famous brands in more than 180 countries. Three of these brands – Wrigley’s Spearmint®, Juicy Fruit®, and Altoids® – have heritages stretching back more than a century. Other well-loved brands include Doublemint®, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh®, Extra®, Freedent®, Hubba Bubba®, Orbit®, Excel®, Creme Savers®, Eclipse®, Airwaves®, Solano®, Sugus®, P.K.®, Cool Air® and 5™.

About Mars

Mars, Incorporated is a family-owned company that produces some of the world’s leading confectionery, food and petcare products and has growing beverage and health & nutrition businesses. Headquartered in McLean, Virginia, Mars, Incorporated operates in more than 66 countries and employs more than 48,000 associates worldwide. The company’s global sales are $22 billion annually. Founded in 1911, the company manufactures and markets a variety of products under many of the world’s most recognizable trademarks, including DOVE®, MILKY WAY®, M&M’S®, SNICKERS® , MARS®, UNCLE BEN’S® rice, ROYAL CANIN® and PEDIGREE® and WHISKAS® pet care products.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – External Relations
Phone: (312) 645-4077